SunAmerica Series Trust
Amended and Restated Establishment and Designation of Series

	WHEREAS, the Trustee(s) of the Trust, acting pursuant to the Declaration of Trust of the Trust as then in effect, have heretofore divided the shares of beneficial interest in the Trust, without par value (the "Shares") into fifty Series as set forth on Appendix A to the Amended and Restated Declaration of Trust of the Trust effective as of December 1, 2016 ;

      WHEREAS, the Trustees of the Trust, at a meeting held on March 23, 2017, authorized the establishment of the following additional series:

SA Legg Mason Tactical Opportunities Portfolio

	NOW THEREFORE, the Trustee(s) of the Trust do hereby declare, pursuant to Section 4.9 of the Declaration of Trust that the following Series of the Trust have been established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Aggressive Growth Portfolio
2.	American Funds Asset Allocation SAST Portfolio
3.	American Funds Global Growth SAST Portfolio
4.	American Funds Growth SAST Portfolio
5.	American Funds Growth-Income SAST Portfolio
6.	Balanced Portfolio (f/k/a SunAmerica Balanced
Portfolio)
7.	Blue Chip Growth Portfolio
8.	Capital Growth Portfolio (f/k/a Goldman Sachs
Research Portfolio)
9.	Corporate Bond Portfolio
10.	Dogs of Wall Street Portfolio
11.	Emerging Markets Portfolio
12.	Equity Opportunities Portfolio (f/k/a Federated
American Leaders Portfolio and Federated Value
Portfolio)
13.	Foreign Value Portfolio
14.	Fundamental Growth Portfolio (f/k/a Putnam
Growth: Voyager Portfolio and Putnam Growth
Portfolio)
15.	Global Bond Portfolio
16.	Global Equities Portfolio
17.	Growth Opportunities Portfolio
18.	Growth-Income Portfolio
19.	High-Yield Bond Portfolio
20.	International Diversified Equities Portfolio
21.	International Growth and Income Portfolio
22.	Mid-Cap Growth Portfolio (f/k/a MFS Mid-Cap
Growth Portfolio)
23.	Real Estate Portfolio
24.	SA AB Growth Portfolio (f/k/a Alliance Growth
Portfolio)
25.	SA BlackRock VCP Global Multi Asset Portfolio
26.	SA Fixed Income Index Portfolio
27.	SA Index Allocation 60/40 Portfolio
28.	SA Index Allocation 80/20 Portfolio
29.	SA Index Allocation 90/10 Portfolio
30.	SA International Index Portfolio
31.	SA Janus Focused Growth Portfolio (f/k/a SA
Marsico Focused Growth Portfolio, Marsico
Focused Growth Portfolio and Marsico Growth
Portfolio)
32.	SA JPMorgan MFS Core Bond Portfolio (f/k/a
Total Return Bond Portfolio and f/k/a Worldwide
High Income Portfolio)
33.	SA Large Cap Index Portfolio
34.	SA Legg Mason BW Large Cap Value Portfolio
(f/k/a Davis Venture Value Portfolio)
35.	SA Legg Mason Tactical Opportunities Portfolio
36.	SA MFS Massachusetts Investors Trust Portfolio
(f/k/a MFS Massachusetts Investors Trust
Portfolio, MFS Growth and Income Portfolio and
Growth/Phoenix Investment Counsel Portfolio)
37.	SA MFS Total Return Portfolio (f/k/a MFS Total
Return Portfolio and Balanced/Phoenix Investment
Counsel Portfolio)
38.	SA Mid Cap Index Portfolio
39.	SA Schroders VCP Global Allocation Portfolio
40.	SA Small Cap Index Portfolio
41.	SA T. Rowe Price VCP Balanced Portfolio
42.	Small & Mid Cap Value Portfolio
43.	Small Company Value Portfolio
44.	SunAmerica Dynamic Allocation Portfolio
45.	SunAmerica Dynamic Strategy Portfolio
46.	Technology Portfolio
47.	Telecom Utility Portfolio (f/k/a Utility Portfolio and
Federated Utility Portfolio)
48.	Ultra Short Bond Portfolio (f/k/a Cash Management
Portfolio)
49.	VCP Total Return Balancedsm Portfolio
50.	VCPsm Managed Asset Allocation SAST Portfolio
(f/k/a Protected Asset Allocation SAST Portfolio)
51.	VCPsm Value Portfolio
1.	Each Share of each Series is entitled to all the rights and
preferences accorded to Shares under the Declaration.
2.	The number of authorized Shares of each Series is
unlimited.
3.	Each Series shall be authorized to hold cash, invest in
securities, instruments and other property, use investment
techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be
amended and supplemented from time to time ("Prospectus").
Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.
4.	With respect to each Series, (a) the purchase price of the
Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege,
(i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.
5.	The Trustees may from time to time modify any of the
relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.
6.	The designation of any Series hereby shall not impair the
power of the Trustees from time to time to designate additional
Series of Shares of the Trust.
7.	Capitalized terms not defined herein have the meanings
given to such terms in the Declaration.

	IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of the May 23, 2017.



						/s/ KATHLEEN D.
FUENTES
						Kathleen D. Fuentes
						Secretary